                                                                  EXHIBIT (d)(1)

                                                                  Execution Copy

                                HUNT OIL COMPANY

                              (hereinafter, "HOC")



                                       and



                  HUNT OIL CANADIAN ACQUISITION III CORPORATION

                            (hereinafter, "Offeror")



                                       and



                          CHIEFTAIN INTERNATIONAL, INC.
                           (hereinafter, "Chieftain")



                      ------------------------------------

                            PRE-ACQUISITION AGREEMENT



                                  June 18, 2001

                      -------------------------------------

                                TABLE OF CONTENTS

                                                                              Page
                                    ARTICLE I
                                 INTERPRETATION

1.1      Definitions............................................................1
1.2      Singular, Plural, etc..................................................7
1.3      Deemed Currency........................................................7
1.4      Headings, etc..........................................................7
1.5      Date for any Action....................................................7
1.6      Governing Law..........................................................8
1.7      Attornment.............................................................8
1.8      Incorporation of Schedules.............................................8

                                   ARTICLE II
                                    THE OFFER

2.1      The Offer..............................................................8
2.2      Chieftain Directors' Circular.........................................11
2.3      Offer Documents.......................................................12
2.4      Outstanding Share Options.............................................13
2.5      Rights Plan...........................................................14
2.6      Funding Preferred Shares..............................................14

                                   ARTICLE III
                           PUBLICITY AND SOLICITATION

3.1      Publicity.............................................................14

                                   ARTICLE IV
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1      Second Stage Transaction..............................................15
4.2      Information Circular, etc.............................................15

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF HOC AND OFFEROR

5.1      Organization and Qualification........................................16
5.2      Authority Relative to this Agreement..................................16
5.3      No Violations.........................................................16
5.4      Availability of Funds.................................................18

                                                                              Page
                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF CHIEFTAIN

6.1      Organization and Qualification........................................18
6.2      Authority Relative to this Agreement..................................18
6.3      No Violations.........................................................18
6.4      Capitalization........................................................20
6.5      No Material Adverse Effect............................................20
6.6      No Undisclosed Material Liabilities...................................20
6.7      Personnel Obligations.................................................21
6.8      Financial Advisory and Other Fees.....................................21
6.9      Reports...............................................................21
6.10     Subsidiaries..........................................................23
6.11     Compliance with Law...................................................23
6.12     Governmental Regulation...............................................23
6.13     Material Agreements...................................................23
6.14     Employee Benefit Plans................................................23
6.15     [Intentionally deleted]...............................................27
6.16     Books and Records.....................................................27
6.17     Litigation, etc.......................................................27
6.18     Environmental.........................................................28
6.19     Tax Matters...........................................................28
6.20     Confidentiality Agreements............................................30
6.21     Regarding the Assets..................................................30
6.22     Financial and Commodity Hedging.......................................30

                                   ARTICLE VII
                               CONDUCT OF BUSINESS

7.1      Conduct of Business by Chieftain......................................30
7.2      [Intentionally Deleted]...............................................33
7.3      Conduct of Business by HOC and Offeror................................33
7.4      Integration of Operations.............................................34

                                  ARTICLE VIII
                             COVENANTS OF CHIEFTAIN

8.1      Notice of Material Change.............................................34
8.2      Non-Completion Fee....................................................34
8.3      No Solicitation.......................................................35
8.4      Chieftain Board of Directors..........................................37
8.5      Structure of Transaction..............................................37
8.6      Shareholder Claims....................................................38
8.7      Preservation of Data Room.............................................38

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

                                   ARTICLE IX
                          COVENANTS OF HOC AND OFFEROR

9.1      Employment Agreements.................................................38

                                    ARTICLE X
                                MUTUAL COVENANTS

10.1     Other Filings.........................................................38
10.2     Additional Agreements.................................................38

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

11.1     Termination...........................................................39
11.2     Effect of Termination.................................................41
11.3     Amendment.............................................................42
11.4     Waiver................................................................42

                                   ARTICLE XII
                               GENERAL PROVISIONS

12.1     Notices...............................................................42
12.2     Miscellaneous.........................................................43
12.3     Indemnification, Etc..................................................44
12.4     Assignment............................................................45
12.5     Expenses..............................................................45
12.6     Severability..........................................................45
12.7     HOC Guarantee.........................................................46
12.8     Counterpart Execution.................................................46
12.9     Entire Agreement; No Third Party Beneficiaries........................46


SCHEDULE A        -        CONDITIONS TO THE OFFER
SCHEDULE B        -        OPTIONS OUTSTANDING
SCHEDULE C        -        FORM OF PRESS RELEASE
SCHEDULE D        -        FORM OF OPTION RELEASE
SCHEDULE E        -        EXCEPTION ITEMS

                            PRE-ACQUISITION AGREEMENT

         THIS PRE-ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of this 18th day of June, 2001, by and between Hunt Oil Company, a corporation formed under the laws of the State of Delaware with its head and principal office in the City of Dallas, in the State of Texas ("HOC"), Hunt Oil Canadian Acquisition III Corporation, a corporation duly incorporated under and governed by the laws of the Province of Alberta with an office in the City of Calgary, in the Province of Alberta ("Offeror") and Chieftain International, Inc., a corporation duly incorporated under and governed by the laws of the Province of Alberta with its head and principal office in the City of Edmonton, in the Province of Alberta ("Chieftain"). Except as otherwise set forth in this Agreement, capitalized terms shall have the meanings set forth in Article 1.

         BACKGROUND:

1. HOC has agreed to make a take-over bid for Chieftain by offering to purchase all of the issued and outstanding common shares of Chieftain, including all common shares issued upon the conversion of the Funding Preferred Shares (as defined in Section 1.1 below) and upon the exercise of share options;

2.       HOC will make such take-over bid through its wholly-owned subsidiary
         Offeror;

3. HOC has agreed to be responsible for and guarantee the obligations of Offeror as contemplated herein;

4. The board of directors of Chieftain has unanimously determined to recommend acceptance of Offeror's offer to the securityholders of Chieftain, to cooperate with Offeror and to take all reasonable action to support the Offer (as defined in Section 1.1 below) and

5. The board of directors of Chieftain has determined that it would be in the best interests of Chieftain and its security holders to enter into this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof are hereby acknowledged), the parties hereto agree as follows.

                                   ARTICLE I
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, unless there is something in the subject matter or context inconsistent therewith the following words and terms will have the indicated meanings:

"Act" means the Business Corporations Act (Alberta) as the same has been and may hereafter from time to time be amended;

"affiliate" has the meaning set forth in the Act;

"Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

"Business Day" means any day excepting a Saturday or Sunday or a day recognized as a holiday in Edmonton, Alberta or New York, New York;

"Chieftain" means Chieftain International, Inc.;

"Chieftain Governing Documents" means the Certificate and Articles of Incorporation and By-laws of Chieftain;

"Chieftain Options" means the outstanding options to acquire Chieftain Shares under the Share Option Plan;

"Chieftain Rights" means the rights attached to the Chieftain Shares, which rights were distributed pursuant to the Rights Plan;

"Chieftain Shares" means common shares in the share capital of Chieftain together with the associated Chieftain Rights;

"Corporate Laws" means all applicable corporate laws, including the Act;

"Data Room" means the data rooms established by Chieftain in Dallas, Texas and Edmonton, Alberta in connection with its efforts to solicit proposals for the acquisition of Chieftain as such were in place on April 9, 2001;

"diluted basis" means, with respect to the number of outstanding Chieftain Shares at any time, such number of outstanding Chieftain Shares calculated assuming conversion of all Funding Preferred Shares into Chieftain Shares and assuming that all outstanding options, warrants or other securities that are exercisable or exchangeable for or convertible into Chieftain Shares are so exercised, exchanged or converted at such time, but without giving effect to potential dilution attributable to the Chieftain Rights;

"Disclosed Information" means all information disclosed in writing to HOC or Offeror pursuant to the HOC Confidentiality Agreement including information made available to HOC or Offeror (or their respective representatives) in the Data Room;

"Effective Time" means the time that Offeror shall have acquired ownership of and paid for at least the Minimum Required Shares pursuant to the terms of the Offer;

"Engineering Report" means the engineering report as of December 31, 2000, prepared by Netherland, Sewell & Associates, Inc.;

"Expiry Time" means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer, as extended from time to time;

"Funding Preferred Shares" means the $1.8125 Convertible Redeemable Preferred shares of Chieftain International Funding Corp., which preferred shares are convertible into Chieftain Shares;

"Government Authority" means any foreign, national, state, provincial or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including these pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or person in question;

"HOC" means Hunt Oil Company;

"HOC Confidentiality Agreement" means the confidentiality agreement dated March 30, 2001, between HOC and Chieftain;

"HSR Act" means the Hart-Scott-Rodino Anti Trust Improvements Act of 1976 (United States);

"in writing" means written information including documents, files, records, books and other materials made available, delivered or produced to HOC or Offeror by or on behalf of Chieftain in the course of the review undertaken by HOC or Offeror in respect of Chieftain;

"Initial Expiry Time" means 5:00 p.m. Edmonton Time on the first Business Day which falls after the 35th day following the commencement of the Offer in accordance with Securities Laws;

"Lands" means all lands or interests therein in which Chieftain or any subsidiary thereof holds interests in or rights to explore, drill for or recover Petroleum Substances;

"Material Adverse Effect" means any result, occurrence, fact, change, event or effect (whether or not (a) foreseeable or known as of the date of the Offer or (b) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, or effects, is or could reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at the time in question, manifested itself in Chieftain's historical financial statements) materially adverse to the historical or near-term or long-term projected (i) business, (ii) operations, licenses, permits, rights or privileges, (iii) assets, (vi) liabilities, (v) financial condition, (vi) results of operations, (vii) prospects or (viii) capitalization, in each case, of Chieftain and its subsidiaries taken as whole; provided that a Material Adverse Effect shall not include an adverse effect resulting from (x) conditions affecting the oil and gas industry as a whole or (y) the determination that any well is a dry hole;

"Minimum Condition" means the condition set forth in the first paragraph of Schedule A;

"Minimum Required Shares" means at least that number of the outstanding Chieftain Shares required pursuant to the Minimum Condition unless Offeror shall have waived the Minimum Condition in which case "Minimum Required Shares" means that number of the outstanding Chieftain Shares which Offeror takes up on the Take-up Date, provided that such number of Chieftain Shares shall not be less than a majority of the issued and outstanding Chieftain Shares on a diluted basis;

"Offer" has the meaning set forth in Section 2.1(a);

"Offer Documents" has the meaning set forth in Section 2.3(a);

"Offeror" means Hunt Oil Canadian Acquisition III Corporation, a wholly-owned subsidiary of HOC;

"Oil and Gas Assets" means all of the right, title, estate and interest of Chieftain and its subsidiaries in and to all property, assets and rights associated with the Petroleum and Natural Gas Rights or the Tangibles (other than the Petroleum and Natural Gas Rights and the Tangibles themselves) including, but not in limitation of the generality of the foregoing, the entire interest of Chieftain and its subsidiaries in:

          (a)  the Title and Operating Documents;

          (b) all rights of Chieftain to use or occupy the surface of lands (including, but not limited to, the Lands) which are used in connection with the Petroleum and Natural Gas Rights or the Tangibles, including rights to enter upon and occupy the surface of lands on which the Tangibles and the Wells are located and rights to use the surface of lands to gain access thereto; and

          (c)  all Wells;

 "Permitted Encumbrances" means:

          (a) liens for taxes, assessments or governmental charges which are not due or delinquent or the validity of which is being diligently contested in good faith by Chieftain;

          (b) liens incurred or created in the ordinary course of business as security in favor of any other person who is conducting the development or operation of the property to which such liens relate for Chieftain's share of the costs and expenses of such development or operation which are not due or delinquent;

          (c) mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not due or the validity of which is being diligently contested in good faith by Chieftain;

          (d) easements, rights of way, servitudes or other similar rights in land (including, without limitation, rights of way and servitudes for railways; sewers; drains; gas and oil pipelines; gas and water mains; and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

          (e) the right reserved or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise grant or permit to require annual or other periodic payments as a condition of the continuance thereof;

          (f) governmental requirements of general application, including, without limitation, those respecting production rates or other operational matters;

          (g) the royalties and other encumbrances either described in the Engineering Report or of that same type with respect to Oil and Gas Assets not referred to in the Engineering Report;

          (h) the reservations, limitations, provisos and conditions in any original grants of any of the Lands or interests therein and statutory exceptions to title; and

          (i) the terms and conditions of leases and any unit agreements or pooling agreements entered into with respect to the Lands;

"Petroleum and Natural Gas Rights" means the undivided interests attributed to Chieftain and its subsidiaries (including, without limitation, the interests described in the Engineering Report) in:

          (a) rights (whether fee simple interests, leasehold interests or other interests) to drill for and produce, save and market Petroleum Substances from the Lands;

          (b) royalties, net profits and interests entitling the holder thereof to a share of the Petroleum Substances produced from the Lands or lands pooled or unitized therewith or to a payment calculated by reference to the quantity of such production, the proceeds from the sale thereof or the profits therefrom; and

          (c)  rights to acquire the foregoing;

"Petroleum Substances" means petroleum, natural gas and related hydrocarbons (except coal) and all other substances (including sulphur and sulphur compounds) produced in association therewith;

"Personnel Obligations" means any obligations or liabilities of Chieftain or any of its subsidiaries to pay any amount to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors' fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Personnel Obligations shall include the obligations of Chieftain or any of its subsidiaries to directors, officers, employees and consultants:

               (i) for payments on, after or in connection with (including any severance, termination or bonus payments) any change in control of Chieftain pursuant to any change in control agreements, policies or arrangements; and

               (ii)  for special incentive bonus payments and commitments; and

               (iii) for supplemental retention payments; and

               (iv) for payments in respect of stock appreciation rights, as contemplated by the Disclosed Information;

"Rights Plan" means the Shareholder Rights Plan Agreement dated as of February 23, 1994 between Chieftain and CIBC Mellon Trust Company as amended effective as of May 17, 2001;

"SEC" means the United States Securities and Exchange Commission;

"Second Stage Transaction" has the meaning set forth in Section 4.1;

"Securities Authorities" means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"Securities Laws" has the meaning set forth in Section 2.2(b);

"Share Option Plan" means the share option plan of Chieftain as first adopted on February 22, 1989, and as amended from time to time, most recently on March 15, 2000;

"subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (a) such party or any other subsidiary of such party is a general partner; (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (c) such party and/or any other subsidiary of such party beneficially owns, directly or indirectly, at least 25% of the equity interests;

"Superior Proposal" has the meaning set forth in Section 8.3(i)(B);

"Take-over Proposal" means a proposal or offer by a third party (other than by HOC or Offeror), whether or not subject to a due diligence condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or substantially all of the assets of Chieftain or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of Chieftain whether by an arrangement, amalgamation, merger, consolidation or other business combination or by means of a sale of shares, sale of assets, tender offer or exchange offer or similar transaction involving Chieftain including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or substantially all of the assets of Chieftain or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of Chieftain (other than the business combination transaction contemplated by this Agreement);

"Take-up Date" means the date that Offeror first takes up and acquires Chieftain Shares pursuant to the Offer;

"Tangibles" means all equipment and facilities used or held for use in respect of the production, gathering, dehydration, processing, treatment, measurement, storage or transportation of

Petroleum Substances from the Lands or lands pooled or unitized therewith, including, without limitation, wellheads, pumps, pumpjacks, dehydrators, separators, meters, generators, flowlines, gathering lines, batteries, tanks, pipelines, compressors and gas processing plants;

"Title and Operating Documents" means (i) leases; (ii) all agreements relating to the ownership or operation of the Oil and Gas Assets entered into in the normal course of business or set forth in the Disclosed Information, including, without limitation: operating procedures; unit agreements and unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements; royalty agreements, farmin agreements, farmout agreements and participation agreements, trust agreements; agreements respecting the gathering, measurement, processing, compression or transportation of Petroleum Substances; gas and oil sales contracts; seismic data licensing agreements; well operating contracts; and surface leases, pipeline easements, road use agreements and other contracts granting the right to use the surface of Lands; and (iii) all permits, licenses and approvals issued or granted by Government Authorities pertaining to the ownership or operation of the Oil and Gas Assets or the gathering, processing, treatment, storage, measurement, transportation or sale, of the production of Petroleum Substances from the Oil and Gas Assets; and

"Wells" means all producing, shut-in, suspended, abandoned, capped, injection and disposal wells, in which Chieftain or any subsidiary thereof has an interest, including, without limitation, those wells described or referred to in the Engineering Report.

1.2      SINGULAR, PLURAL, ETC.

         Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3      DEEMED CURRENCY

         In the absence of a specific designation of any currency any undescribed dollar amount herein shall be deemed to refer to United States dollars.

1.4      HEADINGS, ETC.

         The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5      DATE FOR ANY ACTION

         In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6      GOVERNING LAW

         This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.7      ATTORNMENT

         The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.8      INCORPORATION OF SCHEDULES

         Schedules A to E attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

                  Schedule A                Conditions to the Offer
                  Schedule B                Options Outstanding
                  Schedule C                Form of Press Release
                  Schedule D                Form of Option Release
                  Schedule E                Exception Items


                                   ARTICLE II
                                   THE OFFER

2.1      THE OFFER

         (a) Subject to the terms and conditions of this Agreement, Offeror shall, as soon as practicable and in any event, before 5:00 p.m. (Edmonton time) on June 29, 2001, commence an offer, in accordance with Securities Laws, to purchase all of the outstanding Chieftain Shares, which includes all Chieftain Shares that may become outstanding after the date of the Offer on the conversion of any Funding Preferred Shares and the exercise of Chieftain Options, for cash consideration of U.S. $29.00 for each Chieftain Share, which offer shall be made in accordance with Securities Laws and Corporate Laws and be subject only to the conditions set forth in Schedule A hereto (the "Offer", which term shall include any amendments to, or extensions of, such Offer, including, without limitation, increasing the consideration, removing or waiving any condition, as permitted, or extending the date by which Chieftain Shares may be tendered). The documentation (which shall include a Schedule TO, an offer to purchase, takeover bid circular, related letter of transmittal and notice of guaranteed delivery) relating to the Offer (the "Offer Documents") shall be prepared in accordance with Securities Laws and Corporate Laws. Offeror shall, on a confidential basis, provide Chieftain with a draft of the Offer Documents prior to mailing for Chieftain's review and comment, with the intent that Chieftain will have a reasonable opportunity to review and provide comments in respect of the Offer Documents. It is understood that the content of the Offer Documents will be determined by Offeror, provided that such Offer Documents will not contain any information or statements that are inconsistent with matters that are specifically addressed or provided for in this Agreement or as otherwise contemplated hereby.

         (b) The Offer shall expire at the Initial Expiry Time, except that the Offer may be extended, up to a period of time ending the first Business Day immediately following the date that is the 90th day after the Initial Expiring Time (the "Expiration Date"), at the sole discretion of Offeror, if any of the conditions thereto is not satisfied at the Initial Expiry Time, any subsequent Expiry Time or if Offeror shall have taken up the Minimum Required Shares under the Offer. If the Offeror acquires the Minimum Required Shares pursuant to the Offer, but the number of Chieftain Shares acquired at such time is less than the Minimum Condition, it will publicly announce such fact and extend the Offer one or more times in its sole discretion for at least the minimum period (not to exceed the Expiration Date) permitted by Securities Laws.

                  Upon the satisfaction or waiver of the conditions of the Offer, Offeror shall, within three (3) Business Days, accept for payment and pay for all Chieftain Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Each of Offeror and Chieftain shall use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions of the Offer, subject to the terms and conditions thereof.

                  Notwithstanding the foregoing, if the Minimum Condition or any of the conditions described in clause (ii) or (iii) in the introductory paragraph of Schedule A or clause (f) of Schedule A have not been satisfied or waived on the Initial Expiry Time, subject to Offeror's rights of termination hereunder, Offeror shall extend the Offer from time to time for such periods of time not to exceed the Expiration Date, as is necessary to satisfy or fulfill such conditions, but only if HOC and Offeror have made a bona fide determination, acting reasonably, that there is a reasonable prospect that such conditions may be satisfied within such period.

         (c)      It is agreed that Offeror may, in its sole discretion:

                  (i) waive, in whole or in part, any term or condition of the Offer at any time and from time to time, provided that if Offeror takes up and pays for any Chieftain Shares it shall acquire not less than the Minimum Required Shares; and

                  (ii) amend any term or condition of the Offer, provided that Offeror shall not:

                         (A) change the number of Chieftain Shares for which the Offer is made;

                         (B) decrease the value or change the form of the consideration to be paid for each Chieftain Share, provided that Offeror shall be permitted to increase the consideration to be paid for each Chieftain Share; or

                         (C) modify or impose additional conditions to the Offer in a manner that is, in the opinion of Chieftain, acting reasonably, adverse to the holders of Chieftain Shares (it being understood that an extension of the Offer in the circumstances described in Section 2.1(b) or
                               Section 2.6 or a permitted waiver of any condition thereto will not be considered to be adverse to the holders of Chieftain Shares).

         (d) Offeror will instruct the depositary under the Offer to advise Chieftain from time to time, not less frequently than daily commencing five Business Days prior to the Initial Expiry Time until the day immediately prior to the Expiry Time and thereafter on an hourly basis, if requested by Chieftain and in such manner as Chieftain may reasonably request, as to the number of Chieftain Shares that have been tendered (and not withdrawn) under the Offer.

         (e)      The obligation of Offeror to make the Offer as set forth in
                  Section 2.1(a) shall be conditional upon the following:

                  (i) no circumstance, fact, change, occurrence or event, other than one caused by HOC or Offeror, shall have occurred or come into existence that, in the opinion of HOC and Offeror acting reasonably, has caused or would likely result in one or more of the conditions of the Offer described in Schedule A not to be satisfied;

                  (ii) the obligations of Offeror hereunder shall not have been terminated pursuant to Section 11.1

                  (iii) the board of directors of Chieftain shall have recommended that holders of Chieftain Shares accept the Offer and shall not have withdrawn such recommendation or changed such recommendation in a manner that has substantially the same effect as if it had been withdrawn;

                  (iv) the board of directors of Chieftain shall have prepared and approved in final form, for distribution by Chieftain, Recommendation Documents (A) recommending acceptance of the Offer and (B) containing a copy of the fairness opinion of CIBC World Markets, Inc., dated the date of such circular, opining that the consideration to be received pursuant to the Offer is fair, from a financial point of view, to the holders of Chieftain Shares;

                  (v) no cease trade order, injunction or other prohibition or order at law or under applicable regulation shall be threatened or exist against Offeror making the Offer or taking up or paying for the Chieftain Shares deposited under the Offer or requiring Offeror to purchase or Offer to acquire any other securities; and

                  (vi) Chieftain shall have provided to Offeror a certificate of the President or other officer of Chieftain acceptable to Offeror, in such officer's capacity as an officer of Chieftain and not in such officer's personal capacity, dated the date of the Offer to the effect that Chieftain has complied in all material respects with its covenants and obligations under the Agreement and that the representations and warranties of Chieftain contained in the Agreement are true and correct in all material respects as of such date with the same force and effect as if given on and as of the date of such certificate.

                         The foregoing conditions are for the sole benefit of Offeror and may be waived in whole or in part by Offeror at any time.

         (f) Offeror hereby agrees that Funding Preferred Shares that are duly surrendered for conversion, conditional upon Offeror taking up Chieftain Shares under the Offer and with appropriate instructions that the Chieftain Shares issuable upon such conversion are to be tendered pursuant to the Offer (the "Conditional Pref. Conversion"), shall be deemed to have been converted immediately prior to the take up of Chieftain Shares by Offeror under the Offer, and Offeror shall accept, as validly tendered under the Offer as of the Take-up Date, all Chieftain Shares that are issued pursuant to the Conditional Pref. Conversion.

         (g) Chieftain agrees to provide Offeror a certificate of the President or other officer of Chieftain acceptable to Offeror, in such officer's capacity as an officer of Chieftain and not in such officer's personal capacity, dated the date of the first Take-up Date under the Offer to the effect that Chieftain, as of such date, has complied in all material respects with its covenants and obligations under the Agreement and that the representations and warranties of Chieftain contained in this Agreement are true and correct in all material respects as of such date with the same force and effect as if given on and as of the date of such certificate.

2.2      CHIEFTAIN DIRECTORS' CIRCULAR

         (a)      Chieftain hereby consents to the Offer as set forth in Section
                  2.1 and represents that its board of directors has (i) unanimously approved the Offer and this Agreement, (ii) after receiving the advice of its financial advisor, determined that the consideration to be received pursuant to the Offer is fair, from a financial point of view, to the holders of Chieftain Shares, (iii) after receiving the advice of its financial advisor, unanimously resolved to recommend acceptance of the Offer by the holders of Chieftain Shares and
                  (iv) has unanimously resolved to recommend that holders of Funding Preferred Shares convert such shares into

                  Chieftain Shares pursuant to a Conditional Pref. Conversion for acceptance of the Offer. Chieftain hereby consents to the inclusion in the Offer Documents of the above recommendations.

         (b) Chieftain shall prepare a Solicitation/Recommendation Statement on Schedule 14d-9, a Schedule 14(f) and a directors' circular prepared in accordance with Securities Laws and Corporate Laws (the "Recommendation Documents"). The Recommendation Documents will set forth (among other things) the recommendation of the board of directors of Chieftain as described in Section 2.2(a). Chieftain shall provide Offeror with a draft copies of the Recommendation Documents prior to their finalization and in reasonably sufficient time for Offeror's review and comment, and the parties shall use all commercially reasonable efforts to cause the Recommendation Documents to be mailed together with the Offer Documents without any delay in the time the Offer Documents would otherwise be mailed. Chieftain shall cause the Recommendation Documents, when filed with Securities Authorities and when mailed to holders of Chieftain Shares, to contain (or to be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Act and any applicable Canadian provincial securities laws, United States securities laws, state securities or "blue-sky" laws of the states of the United States and any other applicable law (collectively, the "Securities Laws") and all Corporate Laws. Notwithstanding the foregoing, no agreement or representation hereby is made or shall be made by Chieftain with respect to information supplied by HOC or Offeror, expressly for inclusion in the Recommendation Documents.

         (c) After reasonable inquiry, Chieftain has been advised that all of the directors and senior officers of Chieftain intend to tender their Chieftain Shares under the Offer and to exercise their options to acquire Chieftain Shares or have them dealt with as contemplated by Section 2.4.

         (d) Chieftain represents that it has obtained written advice from CIBC World Markets Inc. that the consideration to be offered to Chieftain's shareholders pursuant to the Offer is fair from a financial point of view to holders of Chieftain Shares. The fairness opinion of CIBC World Markets Inc. will be attached to or referred to in, and dated the date of, the Recommendation Documents.

2.3      OFFER DOCUMENTS

         (a) Offeror shall file or cause to be filed with the appropriate Securities Authorities the Offer Documents. Offeror shall cause the Offer Documents, when filed with Securities Authorities and when mailed to holders of Chieftain Shares, to contain (or to be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Securities Laws and all Corporate Laws. Notwithstanding the foregoing, no agreement or representation hereby is made or shall be made by HOC or Offeror with respect to information supplied by

                  Chieftain expressly for inclusion in, or with respect to Chieftain's information derived from Chieftain by reference in, the Offer Documents.

         (b) Chieftain agrees to provide such assistance as Offeror or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the holders of Chieftain Shares and to such other persons as are entitled to receive the Offer under Securities Laws, including providing lists and updated or supplemental lists of the shareholders of Chieftain and of the holders of Chieftain Options and other securities convertible into or exchangeable for Chieftain Shares and mailing labels with respect to all such security holders as soon as possible after the date of this Agreement but in any event no later than the close of business in Edmonton on five days before the proposed mailing date, and updates or supplements thereto from time to time as may be reasonably requested by Offeror

2.4      OUTSTANDING SHARE OPTIONS

         (a) Chieftain shall use its best efforts to provide that persons holding options pursuant to the Share Option Plan who may do so under Securities Laws and in accordance with the Share Option Plan (or pursuant to this Section 2.4) shall be entitled to exercise all of their options and tender all Chieftain Shares issued in connection therewith under the Offer. The Chieftain board of directors shall not, prior to completion of the Offer, grant additional options pursuant to the Share Option Plan or otherwise. It is agreed by HOC and Offeror that all Chieftain Options that are duly surrendered for exercise, conditional on Offeror taking up Chieftain Shares under the Offer and with appropriate instructions that the Chieftain Shares issuable upon such exercise are to be tendered pursuant to the Offer (the "Conditional Option Exercise"), shall be exercised immediately prior to the take-up of Chieftain Shares by Offeror under the Offer. Furthermore, Offeror shall accept as validly tendered under the Offer as of the Take-up Date all Chieftain Shares which are to be issued pursuant to the Conditional Option Exercise.

         (b) Prior to the Initial Expiry Time, Chieftain shall use its best efforts enter into Option Releases in the form of Schedule D hereto with each holder of Chieftain Options pursuant to which the parties thereto shall agree that, upon Offeror taking up any Chieftain Shares pursuant to the terms of the Offer, each holder of Chieftain Options that has not previously exercised such Chieftain Options shall receive in consideration of the termination of all such holder's unexercised Chieftain Options the difference, if any, between the exercise price of their Chieftain Options and the purchase price for the Chieftain Shares under the Offer.

         (c)      Chieftain shall:

                  (i) encourage and facilitate all persons holding Chieftain Options to acquire Chieftain Shares to exercise those Chieftain Options and tender all Chieftain Shares issued in connection therewith to the Offer prior to the Expiry Time of the Offer; and

                  (ii) cause the vesting of option entitlements under the Share Option Plan to accelerate prior to or concurrently with the completion of the Offer, such that all outstanding Chieftain Options shall be exercisable and fully vested prior to the Expiry Time.

2.5      RIGHTS PLAN

         (a) Chieftain represents to Offeror that the board of directors of Chieftain has taken all action necessary to (i) render the Chieftain Rights inapplicable to this Agreement, the Offer and the Second Stage Transaction and (ii) ensure that (A) neither HOC nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Chieftain Rights
                  Plan) by reason of this Agreement, the Offer and the Second Stage Transaction, (B) the "Separation Time" (as defined in the Chieftain Rights Plan) shall not occur by reason of this Agreement, the Offer and the Second Stage Transaction and (C) the Chieftain Rights shall expire immediately prior to the Expiry Time.

         (b) Chieftain shall take all action necessary or requested in writing by HOC in order to render the Chieftain Rights inapplicable to the Offer and the Second Stage Transaction. Except as set forth herein or as approved in writing by HOC, Chieftain shall not (i) amend the Chieftain Rights Plan, (ii) redeem the Chieftain Rights or (iii) take any action with respect to, or make any determination under, the Chieftain Rights Plan.

2.6      FUNDING PREFERRED SHARES

         If (a) Offeror takes up and pays for Chieftain Shares pursuant to the terms of the Offer, and thereby acquires at least the Minimum Required Shares, or (b) the Minimum Condition is not fulfilled as of the Initial Expiry Time (but such would have been fulfilled if all outstanding Funding Preferred Shares were subject to a Conditional Pref. Conversion), then Chieftain shall, and shall cause Chieftain International Funding Corp. to, take all action as may be necessary to redeem all outstanding Funding Preferred Shares within the shortest time period allowed pursuant to the terms of the Funding Preferred Shares. In the event of clause (b) above, Offeror shall extend the Offer for such period of time (not to exceed the Expiration Date) as may be necessary to allow Chieftain to effect such redemption; provided that no such extension shall prejudice Offeror's rights of termination hereunder.

                                  ARTICLE III
                           PUBLICITY AND SOLICITATION

3.1      PUBLICITY

         (a) So long as this Agreement is in effect, each of HOC, Offeror and Chieftain shall advise, consult and cooperate with the other party prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other written public or private statement to the press with respect to this Agreement and the transactions contemplated hereby from the date hereof until the Expiry Time. HOC, Offeror and Chieftain shall not issue any such press release or make any such written public or private statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable efforts to consult the other party taking into account the time constraints to which it is subject as a result of such law or obligation.

         (b) Chieftain and Offeror agree that a joint press release shall be issued immediately following the execution of this Agreement which release will be in the form attached hereto as Schedule C.

                                   ARTICLE IV
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1      SECOND STAGE TRANSACTION

         If Offeror takes up and pays for Chieftain Shares pursuant to the terms of the Offer, and thereby acquires at least the Minimum Required Shares, Offeror agrees to use its best efforts to acquire, and Chieftain agrees to use its best efforts to assist Offeror in acquiring, the balance of the Chieftain Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions ("Second Stage Transaction") carried out for consideration per Chieftain Share which

             (i) consists of the same kind of consideration paid pursuant to the Offer, and

             (ii) is not less than the consideration paid pursuant to the Offer.

4.2      INFORMATION CIRCULAR, ETC.

         Without limiting Section 4.1, Chieftain agrees that if Offeror is required to effect a Second Stage Transaction which requires approval of Chieftain's shareholders in a meeting of Chieftain's shareholders, Chieftain shall take all action necessary in accordance with Securities Laws, other applicable Canadian laws, the Chieftain Governing Documents and the requirements of the Toronto Stock Exchange, the American Stock Exchange or any other regulatory authority having jurisdiction to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the action proposed by Offeror In the event of such a meeting or meetings, Chieftain shall use all commercially reasonable efforts to mail to its shareholders an Information Circular with respect to the meeting of Chieftain's shareholders. The term "Information Circular" shall mean such proxy or other required informational statement or circular, as the case may be, and all related materials at the time required to be mailed to Chieftain's shareholders and all amendments or supplements thereto, if any. Offeror and Chieftain each shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Information Circular. The information provided and to be provided by Offeror and Chieftain for use in the Information Circular, on both the date the Information Circular is first mailed to Chieftain's shareholders and on the date any such meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Offeror and Chieftain each agree to correct promptly any such information provided by it for use in any Information Circular which shall have become false or misleading.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF HOC AND OFFEROR

         HOC and Offeror jointly and severally hereby represent and warrant to Chieftain as follows and acknowledge that Chieftain is relying upon these representations and warranties in connection with the entering into of this
Agreement:

5.1      ORGANIZATION AND QUALIFICATION

         Each of HOC and Offeror is a corporation duly incorporated and organized and validly existing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to carry on its respective business as it is now being conducted.

5.2      AUTHORITY RELATIVE TO THIS AGREEMENT

         Each of HOC and Offeror has the requisite corporate authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation by each of HOC and Offeror of the transactions contemplated hereby have been duly authorized by each of the HOC and Offeror boards of directors and no other corporate proceedings on their part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of HOC and Offeror and constitutes legal, valid and binding obligations of each of HOC and Offeror enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

5.3      NO VIOLATIONS

         (a) Neither the execution and delivery of this Agreement by HOC and Offeror, the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will:

                  (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of HOC or Offeror or any of their subsidiaries under any of the terms, conditions or provisions of (x) the charter or bylaws of HOC or Offeror or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which HOC or Offeror or any of their subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which HOC or Offeror or any of their subsidiaries is bound; or

                  (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to HOC or Offeror or any of their subsidiaries (except, in the case of each of clauses
                         (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of HOC or Offeror and their respective subsidiaries taken as a whole or on the ability of HOC or Offeror to consummate the transactions contemplated hereby); or

                  (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a material adverse effect on the business, operations and financial condition of HOC or Offeror and their subsidiaries taken as a whole.

(b) Other than pursuant to or in compliance with the provisions of Corporate Laws, Securities Laws, the rules of the Toronto Stock Exchange and the American Stock Exchange and any pre-merger notification statutes and the statutes referred to in (ii) below,

                  (i) there is no legal impediment to the consummation of the business combination transaction contemplated by this Agreement by B. Co; and

                  (ii) except for filings or registrations which, if not made, or for authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of HOC or Offeror to consummate the transaction contemplated hereby, no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by HOC or Offeror in connection with the making or the consummation of the Offer other than (i) compliance with and filings under the HSR Act,
                         (ii) compliance with the Competition Act (Canada) and the Investment Canada Act (Canada), (iii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Section(s) 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Offer and the Second Stage Transaction, and (iv) the filing with the Securities Authorities in Canada of the Offer Documents.

5.4      AVAILABILITY OF FUNDS

         The aggregate cash consideration payable pursuant to the Offer is available to Offeror so that Offeror is in a position to pay for all Chieftain Shares tendered pursuant to the Offer in accordance with the terms of the Offer and to pay all related fees and expenses.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF CHIEFTAIN

         Chieftain hereby represents and warrants to HOC and Offeror as follows and acknowledges that HOC and Offeror are relying upon these representations and warranties in connection with the entering into of this Agreement:

6.1      ORGANIZATION AND QUALIFICATION

         Each of Chieftain and its subsidiaries is a corporation or company duly incorporated and organized and validly subsisting under the laws of its jurisdiction of incorporation and has the requisite corporate power and capacity to own its properties and carry on its business as now owned and being conducted. Each of Chieftain and its subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Chieftain.

6.2      AUTHORITY RELATIVE TO THIS AGREEMENT

         Chieftain has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Chieftain's board of directors, and no other corporate proceedings on the part of Chieftain are necessary to authorize this Agreement (except for obtaining shareholder approval in respect of any Second Stage Transaction) and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Chieftain and constitutes a legal, valid and binding obligation of Chieftain enforceable against Chieftain in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

6.3      NO VIOLATIONS

         (a) Except as set forth in the Disclosed Information, neither the execution and delivery of this Agreement by Chieftain, the consummation of the transactions contemplated hereby nor compliance by Chieftain with any of the provisions hereof will:

                  (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Chieftain or any subsidiary thereof under, any of the terms, conditions or provisions of (x) the Chieftain Governing Documents or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Chieftain or any subsidiary thereof is a party or to which Chieftain or any subsidiary thereof, or any of their respective properties or assets, may be subject or by which Chieftain or any subsidiary thereof is bound, other than the unsecured loan made in favor of Chieftain by CIBC (and other members of the banking syndicate);

                  (ii) subject to compliance with the statutes and regulations referred to in Section 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Chieftain or any subsidiary thereof

                         (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect or a material adverse effect on the ability of Chieftain to perform its obligations hereunder) or

                  (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect or a material adverse effect on the ability of Chieftain to perform its obligations hereunder.

         (b) Other than pursuant to or in compliance with the provisions of Corporate Laws, Securities Laws, the rules of the Toronto Stock Exchange and the American Stock Exchange and any pre-merger notification statutes,

                  (i) there is no legal impediment to the performance by Chieftain of its obligations under this Agreement; and

                  (ii) except for filings or registrations which, if not made, or for authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of Chieftain to consummate the business combination transaction contemplated hereby, no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Chieftain in connection with the making or the consummation of the Offer, other than
                         (i) compliance with and filings under the HSR Act, (ii) an advance ruling certificate under Section 102 of the Competition Act (Canada) and the expiration of the waiting period under Section 123 of the Competition Act (Canada), (iii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Section(s) 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Offer and the Second Stage

                         Transaction, and (iv) the filing with the Securities Authorities in Canada of the Offer Documents.

6.4      CAPITALIZATION

         As of the date hereof, the authorized share capital of Chieftain consists of an unlimited number of Chieftain Shares, an unlimited number of first preferred shares and an unlimited number of second preferred shares. As of the date hereof, 16,034,477 Chieftain Shares are issued and outstanding. As of the date hereof, options to acquire an aggregate of 1,205,571 Chieftain Shares are outstanding under the Share Option Plan, details of which, including the number of such options at each exercise price, are set forth in Schedule B hereto. As at the date hereof, 2,726,700 Funding Preferred Shares are outstanding, each of which is convertible into 1.25 Chieftain Shares. Except as set forth above there are no share options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Chieftain of any shares of Chieftain (including the Chieftain Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Chieftain (including the Chieftain Shares) or any subsidiary of Chieftain, nor except as set forth in the Disclosed Information are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Chieftain. All outstanding Chieftain Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, and all Chieftain Shares issuable upon exercise of outstanding share options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. Except as set forth in the Disclosed Information, there are no shareholder agreements, voting trust or other agreements or understandings to which Chieftain or any subsidiary thereof is a party or by which any of them is bound relating to the voting of any shares of the capital stock of Chieftain or any subsidiary thereof.

6.5      NO MATERIAL ADVERSE EFFECT

         Since March 31, 2001, no event, change, effect or development, has occurred in respect of Chieftain that individually, or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

6.6      NO UNDISCLOSED MATERIAL LIABILITIES

         Except:

         (a) as set forth in the Disclosed Information or as disclosed or reflected in the audited financial statements of Chieftain as at December 31, 2000 and the unaudited interim financial statements of Chieftain as at March 31, 2001 contained in the quarterly report on Form 10-Q for the period ended March 31, 2001; and

         (b)      for liabilities and obligations

                  (i) incurred since March 31, 2001 in the ordinary course of business and consistent with past practice; or

                  (ii)   pursuant to the terms of this Agreement;

Chieftain has not incurred any liabilities of any nature, whether accrued, contingent or otherwise that have constituted or could be reasonably likely to have a Material Adverse Effect.

6.7      PERSONNEL OBLIGATIONS

         Except as set forth in the Disclosed Information there is no management, employment, consulting or other agreement, contract or commitment, whether oral or in writing, to which Chieftain or any subsidiary thereof is a party that provides for (i) the employment of any person or providing for retention of management, executive or consulting services, or (ii) the payment of Personnel Obligations upon (A) a change in control of Chieftain or (B) any termination of such management, employment, consulting or other relationship. There are no Personnel Obligations other than as set forth in the Disclosed Information. Except as set forth in the Disclosed Information neither Chieftain nor any subsidiary thereof has any presently effective indemnification obligation (whether or not a claim has been asserted thereunder) to any of its present or former directors, officers, employees or agents.

6.8      FINANCIAL ADVISORY AND OTHER FEES

         Chieftain has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that CIBC World Markets Inc. (the "Financial Advisor") has been retained as Chieftain's financial advisor in connection with certain matters including the transactions contemplated hereby. Chieftain has delivered or will deliver concurrently with execution hereof to Offeror a true and complete copy of its agreement with the Financial Advisor and, based upon the terms of the Offer as contemplated as of the date hereof, the aggregate payment thereunder shall not exceed $5.1 million not including GST or expenses.

6.9      REPORTS

         (a) Chieftain has heretofore made available to HOC or Offeror true and complete copies of:

                  (i) Chieftain's Annual Report on Form 10-K and Annual Information Form for the 2000 financial year, Information Circular relating to its 2001 annual and special meeting of shareholders, 2000 Annual Report to shareholders (including the audited financial statements dated December 31, 2000), quarterly report on 10Q for the period ended March 31, 2001 and unaudited interim financial statements for the period ended March 31, 2001; and

                  (ii) all prospectuses or other offering documents used by Chieftain in the offering of its securities and filed with Securities Authorities since January 1, 1997.

As of their respective dates, such forms, statements, prospectuses and other offering documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of law. The audited financial statements and unaudited interim financial statements of Chieftain publicly issued by Chieftain, previously delivered to HOC or Offeror, or included or incorporated by reference in such form, statements, prospectuses and other offering documents were prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Chieftain's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the financial position, results of operations and changes in financial position of Chieftain as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

         (b) Chieftain has made all filings required by the continuous disclosure requirements of Securities Laws. Chieftain will deliver to Offeror as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by Offeror, as to which Chieftain makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The financial statements of Chieftain issued by Chieftain or to be included in such reports and statements (excluding any information therein provided by the Offeror, as to which Chieftain makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Chieftain's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the financial position, results of operations and changes in financial position of Offeror as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

6.10     SUBSIDIARIES

         Except for its direct or indirect interest in Chieftain International Funding Ltd., Chieftain International (Bermuda) Ltd., Chieftain International (U.S.) Inc., Chieftain International Funding Corp., Chieftain International North Sea Limited, and Chieftain Exploration (UK) Limited, Chieftain has no direct or indirect subsidiaries. Other than the Funding Preferred Shares, Chieftain owns, directly or indirectly, all of the outstanding equity securities of each of the above-named entities free and clear of all liens, claims and encumbrances.

6.11     COMPLIANCE WITH LAW

         Chieftain and each subsidiary thereof has complied with and is in compliance with all governmental permits, laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, have a Material Adverse Effect or would materially affect the ability of Chieftain to consummate the transactions contemplated hereby.

6.12     GOVERNMENTAL REGULATION

         Chieftain is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or any state public utilities laws.

6.13     MATERIAL AGREEMENTS

         There are no agreements, permits, licenses, approvals, certificates and other rights and authorizations material to the conduct of the business of Chieftain and its subsidiaries except as contained in the Data Room and, to the knowledge of Chieftain, all such agreements, permits, licenses, approvals, certificates and other rights and authorizations are valid and subsisting and neither Chieftain nor any subsidiary thereof is in material default under any such agreements, permits, licenses, approvals, certificates and other rights and authorizations.

6.14     EMPLOYEE BENEFIT PLANS

         (a) The Disclosed Information includes true and correct copies of the following:

                  (i) each "employee benefit plan," as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (each, a "Plan"), and

                  (ii) each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 6.14(a)(i) (each, a "Benefit Program or Agreement"), which is sponsored, maintained or contributed to by Chieftain or any of its subsidiaries for the benefit of the employees of Chieftain or any of its subsidiaries, former employees of Chieftain or any of its subsidiaries, directors of Chieftain or any of its subsidiaries, former directors of Chieftain or any of its subsidiaries, or any agents, consultants, or similar representatives providing services to or for Chieftain or any of its subsidiaries, or has been so sponsored, maintained or contributed to within six years prior to the date hereof for the benefit of such individuals.

         (b) True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Offeror There has also been furnished to Offeror, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Offeror A schedule of employer expenses with respect to each Plan, Benefit Program or Agreement for the current plan year and past plan year has been furnished to Offeror along with any administration agreement associated with any Plan. Offeror has also been furnished a recent actuarial report or valuation for each Plan subject to Title IV of ERISA and each Plan which constitutes a Canadian defined benefit Plan. Additionally, the most recent determination letter from the Internal Revenue Service for each of the Plans intended to be qualified under section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and any outstanding determination letter application for such plans has been furnished and any equivalent qualification ruling with regard to any Canadian retirement Plan has been furnished.

         (c)      Except as otherwise disclosed in the Disclosed Information,

                  (i) Chieftain and each of its subsidiaries has substantially performed all obligations, whether arising by operation of domestic or foreign law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs or Agreements, and to the knowledge of Chieftain, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                  (ii) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                  (iii)  Each of the Plans intended to be qualified under
                         section 401 of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Chieftain, operated in a way which would adversely affect such qualified status;

                  (iv) Each plan intended to constitute a Canadian registered retirement savings Plan has complied with all applicable laws;

                  (v) Each Plan and Benefit Program or Agreement has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws including but not limited to, all Canadian laws including Canadian Pension Benefits Act and the Alberta Employment Pension Plans Act and the terms of any applicable collective bargaining agreements;

                  (vi) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Chieftain, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                  (vii) All contributions required to be made to the Plans pursuant to their terms and provisions have been made timely;

                  (viii) As to any Plan subject to Title IV of ERISA, there
                         has been no event or condition which presents the risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, no reportable event within the meaning of section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under section 4041 of ERISA, no proceeding has been instituted under section 4042 of ERISA to terminate the Plan, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of section 4041 of ERISA, under the Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                  (ix) All retirement Plans are sufficiently funded such that upon termination of the Plan, Plan funds would be sufficient to pay all liabilities;

                  (x) No act, omission or transaction has occurred which would result in imposition on Chieftain or any of its subsidiaries of (1) a breach of fiduciary duty liability damages under section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of

                         ERISA, or (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                  (xi) To the knowledge of Chieftain, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor, the PBGC or the Canada Customs and Revenue Agency;

                  (xii) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

                  (xiii) With respect to any employee benefit plan, within the meaning of section 3(3) of ERISA, which is not contained in the Data Room but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date hereof, by any corporation, trade, business or entity under common control with Chieftain or any of its subsidiaries, within the meaning of section 414(b),
                         (c) or (m) of the Code or section 4001 of ERISA ("Commonly Controlled Entity"), (1) no withdrawal liability, within the meaning of section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and (4) all contributions (including installments) to such plan required by section 302 of ERISA and section 412 of the Code have been timely made; and

                  (xiv) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (1) require Chieftain or any of its subsidiaries to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (2) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                  (xv) Except as set forth in the Disclosed Information, neither Chieftain nor any of its subsidiaries is a party to any agreement, nor have any of them established any policy or practice, requiring them to make a payment or provide any other form of compensation or benefit to any person performing services for Chieftain or any of its subsidiaries which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

         (d) Except as set forth in the Disclosed Information, neither Chieftain nor any of its subsidiaries is a party to or is bound by any severance agreement.

         (e) Each Plan which is an "employee welfare benefit plan", whether established pursuant to the laws of the United States or Canada, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

         (f) Except as set forth in the Disclosed Information, no Plan or Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any person and neither Chieftain nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of section 601 through 608 of ERISA and section 4980B of the Code.

         (g) Neither Chieftain nor any of its subsidiaries contributes to any Plan maintained by an organized labor group.

         (h) Except as set forth in the Disclosed Information, no Plan or Benefit Program or Agreement provides that payments pursuant to such Plan or Benefit Program or Agreement may be made in securities of Chieftain or any of its subsidiaries or a Commonly Controlled Entity, nor does any trust maintained pursuant to any Plan or Benefit Program or Agreement hold any securities of Chieftain or a Commonly Controlled Entity.

         (i) None of the employees of Chieftain nor any of its subsidiaries are subject to union or collective bargaining agreements. Except as set forth in the Disclosed Information, neither Chieftain nor any of its subsidiaries has at any time had or, to the knowledge of Chieftain, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees which had a Material Adverse Effect.

6.15     [INTENTIONALLY DELETED]



6.16     BOOKS AND RECORDS

         The corporate records and minute books of Chieftain have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

6.17     LITIGATION, ETC.

         Except as disclosed in writing to HOC or Offeror or made available in the Data Room, there are no actions, suits or proceedings pending, or to the knowledge of Chieftain threatened, against Chieftain before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of Chieftain or other person, which, if successful, would have a Material Adverse Effect, or materially adversely affect the ability of Chieftain to perform its obligations hereunder.

6.18     ENVIRONMENTAL

         Except as set forth in the Disclosed Information;

         (a)      Chieftain is not aware of, and has not received:

                  (i) any order or directive which relates to environmental matters and which requires any material work, repairs, construction, or capital expenditures; or

                  (ii) any demand or notice with respect to the material breach of any environmental, health or safety law applicable to Chieftain or any of its business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants;

         (b) Chieftain has not received notice of and is not aware of any material environmental liabilities related to its assets, other than obligations in the ordinary course of business to abandon wells when they have ceased to be productive, remove production equipment when they are no longer being used and restore and reclaim the surface sites thereof;

         (c) all material environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary for the ownership, operation, development, maintenance, or use of any of the assets have been obtained and maintained in effect; and

         (d) Chieftain, its assets and the ownership, operation, development, maintenance and use thereof are in material compliance with all environmental laws and with all terms and conditions of all Environmental Permits.

         For purposes of this section, Chieftain provides each of the representations and warranties to its knowledge, without inquiry, with respect to those operations and assets which it does not operate.

6.19     TAX MATTERS

         (a) For purposes of this Agreement, the following definitions shall apply:

                  (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital taxes, payroll and employee withholding taxes, labor taxes, employment insurance, social insurance or security taxes, sales and use taxes, goods and services taxes, ad valorem taxes, value added taxes, severance taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, windfall profits taxes, environmental taxes, transfer taxes, workers' compensation, Canada Pension Plan premiums, customs duties and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Chieftain or any of its subsidiaries is required to pay, withhold or collect.

                  (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

         (b) All Returns required to be filed by or on behalf of Chieftain or any subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no further Taxes are payable by Chieftain or any subsidiaries with respect to items or periods covered by such Returns. With respect to United States federal and state income Taxes, extensions have been granted for the filing of Returns in respect of the taxable year ending December 31, 2000. Payments of estimated U.S. federal and state income Taxes and deposits in respect of the foregoing extensions have been timely made in accordance with Chieftain's best estimate of the Taxes due.

         (c) Chieftain and its subsidiaries have paid or provided adequate accruals in its financial statements for the period ended March 31, 2001 for Taxes, including income taxes, labor taxes and related future taxes, in conformity with generally accepted accounting principles applicable in Canada..

         (d) For all periods covered by the filed tax Returns disclosed in the Disclosed Information, HOC or Offeror has been furnished by Chieftain true and complete copies of:

                  (i) all relevant portions of all income tax audit reports, statements of deficiencies, closing or other agreements received by, or on behalf of, Chieftain or any subsidiary relating to Taxes; and

                  (ii) all federal, provincial, state, local or foreign income or franchise tax returns for Chieftain or any of its subsidiaries.

         (e) No material deficiencies exist or have been asserted with respect to Taxes of Chieftain or any of its subsidiaries. Neither Chieftain nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Chieftain or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Chieftain or any subsidiary. Except as disclosed in the Disclosed Information, the Returns of Chieftain and its subsidiaries have not been audited by a government or taxing authority within the last three (3) years, nor is any such audit in process, pending or threatened.

         (f) Chieftain and each of its subsidiaries has withheld, collected and remitted on a timely basis all amounts in respect of Taxes required to be withheld, collected or remitted by it.

         (g) Neither Chieftain nor any of its subsidiaries has entered into any compensatory agreement which under certain circumstances could result in a limited deductible expense or a nondeductible expense pursuant to Section 280G or Section 162(m) of the Internal Revenue Code of 1986, as amended.

6.20     CONFIDENTIALITY AGREEMENTS

         Chieftain has entered into confidentiality agreements with persons other than HOC or Offeror regarding the confidentiality of information provided to such persons or reviewed by such persons in the Data Room. Chieftain has not negotiated any Take-over Proposal with any person who has not entered into such a confidentiality agreement or provided access to the Data Room to any person who has not entered into such a confidentiality agreement.

6.21     REGARDING THE ASSETS

         The Oil and Gas Assets are free and clear of all liens, charges and encumbrances other than Permitted Encumbrances.

6.22     FINANCIAL AND COMMODITY HEDGING

         As of the date hereof, neither Chieftain nor any of its subsidiaries has any outstanding hydrocarbon or financial hedging positions (including fixed price controls, collars, swaps, caps, hedges or puts).

                                  ARTICLE VII
                              CONDUCT OF BUSINESS

7.1      CONDUCT OF BUSINESS BY CHIEFTAIN

         Except as expressly otherwise provided in this Agreement, Chieftain covenants and agrees that, during the period from the date of this Agreement until the earlier of either:

                  (i)    the Effective Time; or

                  (ii) this Agreement is terminated by its terms, unless Offeror shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

         (a) the business of Chieftain (and each subsidiary thereof) shall be conducted only in, and Chieftain (and each subsidiary thereof) shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and Chieftain (and each subsidiary thereof) shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

         (b) Chieftain (and each subsidiary thereof) shall not directly or indirectly do or permit to occur any of the following:

                  (i)    amend the its governing documents;

                  (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any person other than the inter-corporate dividends paid on a regular quarterly basis by Chieftain International (U.S.) Inc. in respect of its Class B preferred shares to Chieftain International Funding Corp. and in respect of the Funding Preferred Shares;

                  (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Chieftain (or any subsidiary thereof), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Chieftain (or any subsidiary thereof), other than Chieftain Shares issuable pursuant to the terms of the Chieftain Options and upon the conversion of the Funding Preferred Shares;

                  (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities including, without limitation, under an issuer bid;

                  (v)    split, combine or reclassify any of its shares;

                  (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Chieftain;

                  (vii)  reduce its stated capital; or

                  (viii) enter into or modify any contract, agreement,
                         commitment or arrangement with respect to any of the foregoing, except as permitted above;

         (c) Chieftain shall not, without prior consultation with and the consent of Offeror, such consent not to be unreasonably withheld, directly or indirectly do (and Chieftain represents that, other than as disclosed in writing to Offeror or disclosed in Schedule E, since March 31, 2001, neither Chieftain nor any of its subsidiaries has done) any of the following:

                  (i) sell, pledge, dispose of or encumber any assets having an individual value in excess of $2 million individually or $5 million in the aggregate;

                  (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer;

                  (iii) acquire any assets with an acquisition cost which would exceed (A) $3 million individually or (B) $6 million in the aggregate, with the exception of purchases at lease sales and freehold lease acquisitions where Offeror has been consulted with prior to such acquisition;

                  (iv) incur any indebtedness for borrowed money other than pursuant to existing facilities (up to a maximum of $15 million), or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than the Personnel Obligations and fees payable to legal and accounting advisors in the ordinary course and fees payable to legal, accounting, engineering and financial advisors in connection with the matters and transactions contemplated by this Agreement;

                  (v) authorize, recommend or propose any release or relinquishment of any material contract right;

                  (vi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document;

                  (vii) enter into or terminate any hedges, swaps or other financial instruments or like transactions;

                  (viii) enter into any agreements with directors or officers of
                         Chieftain (or any subsidiary thereof) or their respective affiliates; or

                  (ix) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

         (d) Chieftain (and each subsidiary thereof) will not without prior consultation with and the consent of Offeror, such consent not to be unreasonably withheld, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than ordinary course expenditures, including Chieftain's (and each subsidiary thereof's) share of AFE's approved after the date hereof and Chieftain's (and each subsidiary thereof's) share of the cost of drilling any individual wells involving a cost of up to $3 million on an individual basis, and an aggregate cost of up to $3 million except: (A) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (B) as may be required by law;

         (e) Chieftain (and each subsidiary thereof) shall not create any new Personnel Obligations and, except for payment of the existing Personnel Obligations (from which Chieftain (and any subsidiary thereof) shall make appropriate withholdings as required by applicable Tax laws), Chieftain shall not grant to any officer or director an increase in compensation in any form, grant any general salary increase, grant to any employee any increase in compensation in any form, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of Chieftain or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies; and

         (f) Neither Chieftain nor any subsidiaries thereof shall adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

7.2      [INTENTIONALLY DELETED]

7.3      CONDUCT OF BUSINESS BY HOC AND OFFEROR

         HOC and Offeror each covenant and agree that, during the period from the date of this Agreement until this Agreement is terminated in accordance with its terms, unless Chieftain shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this
Agreement:

         (a) each of HOC and Offeror and their respective subsidiaries will not take any actions which would or might be reasonably expected to materially impede or otherwise frustrate the completion of the Offer; and

         (b) each of HOC and Offeror shall and shall cause each of its respective subsidiaries to not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect.

7.4      INTEGRATION OF OPERATIONS

         (a) From and after the mailing of the Offer, Offeror and its representatives will be permitted reasonable access to Chieftain's management personnel and employees to permit Offeror to be in a position to expeditiously integrate the business and operations of Chieftain with that of Offeror immediately upon but not prior to, the Effective Time provided such reasonable access does not cause any unreasonable disruptions to Chieftain's business or operations prior to the Effective Time.

         (b)      All information provided to HOC or Offeror pursuant to this
                  Section 7.4 shall be subject to the HOC Confidentiality Agreement.

                                  ARTICLE VIII
                             COVENANTS OF CHIEFTAIN

8.1      NOTICE OF MATERIAL CHANGE

         From the date hereof until the termination of this Agreement, Chieftain shall promptly notify Offeror in writing of:

         (a) any material change (actual, anticipated, contemplated or, to the knowledge of Chieftain, threatened), financial or otherwise in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Chieftain;

         (b) any change in the facts relating to any representation or warranty set forth in Article 6 which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

         (c) any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

         Chieftain shall in good faith discuss with Offeror any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Chieftain, threatened), financial or otherwise which is of such a nature that there may be a reasonable question as to whether notice need be given to Offeror pursuant to this section.

8.2      NON-COMPLETION FEE

         If at any time after the execution of this Agreement:

         (a) the Board of Directors of Chieftain has withdrawn or, in any manner adverse to Offeror, redefined, modified or changed any of its recommendations or determinations referred to in
                  Section 2.2(a) prior to the Expiry Time of the Offer, or shall have resolved to do so;

         (b) any bona fide Take-over Proposal for the Chieftain Shares is publicly announced or commenced, and the Board of Directors of Chieftain shall have failed to publicly reaffirm and maintain its recommendation of the Offer to Chieftain's shareholders within the time period required by Rule 14e-2 of the Exchange Act;

         (c) the Board of Directors of Chieftain shall have recommended that Chieftain's shareholders deposit their Chieftain Shares under, vote in favor of, or otherwise accept, a Take-over Proposal;

         (d)      Chieftain shall have given a notice of termination under
                  Section 11.1(m); or

         (e) a Take-over Proposal is publicly announced, proposed, offered or made to Chieftain's shareholders or to Chieftain prior to the Expiry Time of the Offer, the Offer has expired and has not been consummated, in whole or in part, by reason in whole, or in part, of the Minimum Condition not having been satisfied and such Take-over Proposal, with or without amendment is thereafter completed.

         Chieftain shall, upon the occurrence of any such event, pay to HOC the amount of $20 million (the "Fee"). The Fee shall be paid by wire transfer of same-day funds and shall be due and payable (i) within two (2) Business Days upon the occurrence of any event described in clauses (a), (b), (c), or (e), above and (ii) prior to and as a condition to the termination of this Agreement pursuant to Section 11.1(m) as contemplated by clause (d) above. Any payment pursuant to this Section 8.2 shall be without prejudice to the rights or remedies available to Offeror upon breach of Section 8.3 of this Agreement.

8.3      NO SOLICITATION

         Chieftain shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion, negotiation or other procedures with any parties conducted heretofore by Chieftain (including restricting access to the Data Room to HOC, Offeror and their representatives), or its officers, directors, employees, financial advisors, legal counsel, representatives and agents ("Representatives") with respect to a Take-over Proposal (as defined herein) whether or not initiated by Chieftain, and in connection therewith Chieftain shall not release any third party from any confidentiality or standstill agreement to which Chieftain and such third party is a party or amend any of the foregoing and shall enforce all rights thereunder, including, without limitation, the return of information regarding Chieftain previously provided to such parties and the destruction of all materials including or incorporating any information regarding Chieftain. From and after the date hereof, Chieftain will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Take-over Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Take-over Proposal; provided, however, that Chieftain may:

                  (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by Chieftain or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party with information concerning Chieftain and its business, properties and assets which has previously been provided to HOC or Offeror if, and only to the extent that:

                         (A) Chieftain reports the receipt of a proposal or inquiry from the third party to Offeror within 48 hours of receiving such proposal or inquiry;

                         (B) the third party has first made a bona fide written Take-over Proposal that is financially superior to the Offer and has demonstrated that such proposal constitutes a commercially feasible transaction which could be carried out within a time frame that is reasonable in the circumstances and that the funds or other consideration necessary for the Take-over Proposal are available (as determined in good faith in each case by Chieftain's board of directors) (a "Superior Proposal") and Chieftain's board of directors has concluded in good faith, after considering applicable law and receiving an opinion of outside counsel or the advice of outside counsel that is reflected in the minutes of a meeting of the board of directors to the effect that the board of directors of Chieftain is required to do so in order to properly discharge its fiduciary duties under applicable law;

                         (C) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Chieftain provides immediate notice orally and in writing to Offeror specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity with respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the HOC Confidentiality Agreement, and provides Offeror with a summary of the material terms of such Superior Proposal and any material amendments thereto and confirming in writing the determination of Chieftain's board of directors that the Take-over Proposal if completed would constitute a Superior Proposal;

                         (D) Chieftain provides timely notice to Offeror at such time as it or such person or entity terminates any such discussions or negotiations; and

                         (E) Chieftain immediately provides to Offeror any information provided to any such person or entity whether or not previously made available to Offeror;

                  (ii) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of the Recommendation Documents, and make appropriate disclosure with respect thereto to Chieftain's shareholders; and

                  (iii) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause (iii)) if prior to such acceptance, recommendation, approval or implementation, Chieftain's board of directors shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Offer which may be offered by Offeror during the four (4) Business Days notice period set forth below and after receiving the advice of legal counsel, and Chieftain tenders payment of the Fee and terminates this Agreement in accordance with Section 11.1(m).

         Chieftain shall give Offeror orally and in writing at least four (4) Business Days advance notice of any decision by the board of directors of Chieftain to accept, recommend, approve or implement a Superior Proposal which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto together with a written notice from the board of directors regarding the value in financial terms that the board of directors has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered in connection with such Superior Proposal. In addition Chieftain shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Offeror to make such adjustments in the terms and conditions of this Agreement and the Offer as would enable Chieftain to proceed with the Offer as amended rather than the Superior Proposal. In the event Offeror proposes to amend this Agreement and the Offer to provide substantially equivalent or superior value to that provided under the Superior Proposal within the four (4) Business Days time period specified above, then Chieftain shall not enter into any agreement regarding the Superior Proposal or otherwise take any of the actions described in clause (iii) above.

8.4      CHIEFTAIN BOARD OF DIRECTORS

         Immediately following the acquisition by Offeror of more than a majority of the outstanding Chieftain Shares pursuant to the Offer, the board of directors of Chieftain shall be reconstituted through resignations of certain of the Chieftain directors and the appointment of Offeror nominees in their stead. Chieftain shall, in accordance with the foregoing and subject to the provisions of the Act, use its best efforts to secure the resignations of all Chieftain directors to be effective at such time as may be required by Offeror and to cause the election of the Offeror nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

8.5      STRUCTURE OF TRANSACTION

         As may be requested by Offeror, Chieftain shall use reasonable commercial efforts in cooperating with Offeror in structuring the acquisition by Offeror of Chieftain in a tax efficient manner, provided that no such cooperation shall be required where such structuring will have a material adverse effect on the business, operations or financial condition of Chieftain or the shareholders of Chieftain or cause any breach of or default under this Agreement by Chieftain.

8.6      SHAREHOLDER CLAIMS

         Chieftain shall not settle or compromise any claim brought by any present, former or purported holder of any securities of Chieftain or any of its subsidiaries in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Offeror

8.7      PRESERVATION OF DATA ROOM

         Chieftain agrees to preserve the Data Room and the information therein (without any amendment or changes to such information), with such information to be maintained at its current location, and reasonable access shall be provided to the Offeror upon reasonable request for purposes of identifying the information relating to the index of information and to facilitate efforts under
Section 7.4.

                                   ARTICLE IX
                          COVENANTS OF HOC AND OFFEROR

9.1      EMPLOYMENT AGREEMENTS

         From and after the Effective Time, HOC and Offeror shall, and shall cause Chieftain and any successor to Chieftain to, honor and comply with the terms of those existing employment agreements and change in control agreements, plans, policies or arrangements of Chieftain which Chieftain has disclosed to HOC or Offeror in writing prior to the date hereof.

                                   ARTICLE X
                                MUTUAL COVENANTS

10.1     OTHER FILINGS

         Offeror and Chieftain shall, as promptly as practicable hereafter, prepare and file any filings required under the Competition Act (Canada), the Investment Canada Act (Canada), Securities Laws, the by-laws, rules and policies of The Toronto Stock Exchange and the rules of the American Stock Exchange and the HSR Act or any other applicable law relating to the transactions contemplated herein.

10.2     ADDITIONAL AGREEMENTS

         Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

                  (i) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to Chieftain's operations);

                  (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

                  (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

                  (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

                  (v) to effect all necessary registrations and other filings and submissions of information requested by Government Authorities; and

                  (vi) to fulfill all conditions and satisfy all provisions of this Agreement and the Offer.

         For purposes of the foregoing, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

                                   ARTICLE XI
                       TERMINATION, AMENDMENT AND WAIVER

11.1     TERMINATION

         This Agreement may be terminated by written notice promptly given to the other party hereto, at any time prior to the time Offeror first takes up and pays for Chieftain Shares:

         (a)      by mutual agreement by HOC, Offeror and Chieftain;

         (b) by either Offeror or Chieftain if a court of competent jurisdiction or a Government Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the business combination transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

         (c) by Chieftain, if Offeror has not mailed the Offer Documents to Chieftain's Shareholders on or before 5:00 p.m. (Edmonton time) on June 29, 2001; provided that the failure of Offeror to mail the Offer Documents by such time is not the result of a breach of this Agreement by Chieftain;

         (d) by Offeror if immediately prior to June 29, 2001 any condition to making the Offer set forth in Section 2.1(e) is not satisfied or waived;

         (e) subject to the last paragraph of Section 2.1(b), by Offeror, if the conditions to the Offer set forth in Schedule A have not been satisfied or waived by Offeror at or immediately prior to the Expiry Time and Offeror has not elected to waive such condition or extend such time;

         (f) by Chieftain, if Offeror has not taken up and paid for the Chieftain Shares deposited under the Offer on or before the date which is the fifth Business Day after the Expiration Date;

         (g) by Chieftain, if the Offer terminates or expires at the Expiry Time without Offeror taking up and paying for any of the Chieftain Shares;

         (h)      by Offeror if any event described in clauses (a), (b), (c) or
                  (e) of Section 8.2) shall have occurred;

         (i) by Offeror, so long as neither HOC nor Offeror is then in material breach of its obligations hereunder, if there has been a breach of any representation or warranty (when made or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of Chieftain (provided that any representation or warranty of Chieftain contained herein that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Chieftain) and which breach has not been cured within three
                  (3) Business Days following receipt by Chieftain written of notice of such breach, except for such breaches that could not, individually or in the aggregate with any other breaches on the part of Chieftain, have a Material Adverse Effect;

         (j) by Offeror, so long as neither HOC nor Offeror is then in material breach of its obligations hereunder, if there has been a breach of Section 8.3 or a material breach of any other covenant or agreement on the part of Chieftain set forth in this Agreement (provided that any covenant or agreement of Chieftain contained herein the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not (except as otherwise provided in this Section 11.1(j)) be so qualified for purposes of determining the existence of any nonperformance thereof on the part of Chieftain), and which breach (other than a breach of any covenant or agreement set forth in Section 8.3) has not been cured within three (3) Business Days following receipt by Chieftain of written notice of such breach;

         (k) by Chieftain, so long as Chieftain is not then in material breach of its obligations hereunder, if there has been a breach of any representation or warranty (when made or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of HOC or Offeror (provided that any representation or warranty of HOC or Offeror contained herein that is subject to a "materiality" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of HOC or Offeror) and which breach has not been cured within three (3) Business Days following receipt by HOC or Offeror of written notice of such breach, except for such breaches that, individually or in the aggregate with any other breaches on the part of HOC or Offeror, would not materially and adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

         (l) by Chieftain, so long as Chieftain is not then in material breach of its obligations hereunder, if there has been a material breach of any covenant or agreement on the part of HOC or Offeror set forth in this Agreement (provided that any covenant or agreement of HOC or Offeror contained herein the performance of which is subject to a "materiality" or similar qualification shall not (except as otherwise provided in this Section 11.1(l)) be so qualified for purposes of determining the existence of any nonperformance thereof on the part of HOC or Offeror) and which breach has not been cured within three
                  (3) Business Days following receipt by HOC or Offeror of written notice of such breach;

         (m) by Chieftain if (i) Chieftain's board of directors has received a Superior Proposal, (ii) Chieftain has notified Offeror in writing of the existence of a Superior Proposal,
                  (iii) at least four (4) Business Days following receipt by Offeror of the notice referred to in clause (ii) immediately above has expired, (iv) taking into account any revised proposal made by Offeror since receipt of the notice referred to in clause (iii) immediately above, such Superior Proposal remains a Superior Proposal and (v) Chieftain has tendered payment of the Fee to Offeror or its designee

         (n) by Offeror if there shall have occurred any event, change, effect or development that individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

11.2     EFFECT OF TERMINATION

         In the event of the termination of this Agreement as provided in
Section 11.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of HOC, Offeror or Chieftain or any of their respective shareholders, directors or officers, except for liability arising from a willful breach of this Agreement or common law fraud, provided, however, that the provisions of Section 8.2, Section 12.5 and this Section 11.2, shall survive the termination of this Agreement and provided that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

11.3     AMENDMENT

         This Agreement may be amended by mutual agreement between the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

11.4     WAIVER

         Offeror, on the one hand, and Chieftain, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XII
                               GENERAL PROVISIONS

12.1     NOTICES

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight courier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)      if to Offeror or HOC:

         Hunt Oil Canadian Acquisition III Corporation Suite 3300, 205 5th Avenue, S.W.
         Calgary, Alberta  T2P 2V7
         Attention:  President
         Fax No.:  403/531-1539

         Hunt Oil Company
         1445 Ross at Field, 19th Floor
         Dallas, Texas  75202
         Attention:  Craig S. Glick, Senior Vice President
         Fax No.:  214/855-6728

         with a copy to:

         Hunt Oil Company
         1445 Ross at Field, 19th Floor
         Dallas, Texas  75202
         Attention: Dennis J. Grindinger, Vice President and General Counsel Fax No.: 214/978-8575
         with a copy to:

         Vinson & Elkins L.L.P.
         3700 Trammell Crow Center
         2001 Ross Avenue
         Dallas, Texas  75201
         Attention: A. Winston Oxley
         Fax No.:(214) 999-7891

         with a copy to:

         Davies Ward Phillips & Vineberg LLP
         1 First Canadian Place
         44th Floor
         Toronto, Ontario  M5X 1B1
         Attention: D. Shawn McReynolds
         Fax No.: (416) 863-0871

(b)      if to Chieftain:

         Chieftain International, Inc.
         1201 TD Tower
         10088 - 102 Avenue
         Edmonton, Alberta
         T5J 2Z1
         Attention:
         President and Chief Executive Officer (Confidential)
         Fax No.:  (780) 429-4681

         with a copy to:
         Bennett Jones LLP
         4500 Bankers Hall East
         855 - 2nd Street S.W.
         Calgary, Alberta
         T2P 4K7
         Attention:  John S. Burns, Q.C.
         Fax No.:  (403) 265-7219

12.2     MISCELLANEOUS

         This Agreement:

                  (i) together with the HOC Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof; and

                  (ii) shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

                  The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. Chieftain agrees in favor of HOC and Offeror that the standstill provisions of the HOC Confidentiality Agreement are waived and terminated to the extent necessary to permit Offeror to purchase Chieftain's Shares in accordance with Securities Laws and for so long as the Offer remains outstanding. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.3     INDEMNIFICATION, ETC.

         (a) From and after the Effective Time, HOC shall, to the fullest extent permitted by law, cause Chieftain and its subsidiaries, Offeror and any surviving or continuing corporation resulting from the Second Stage Transaction to honor all obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of Chieftain and its subsidiaries for acts or omissions by such directors and officers occurring prior to the time that the Second Stage Transaction is completed to the extent that such obligations of Chieftain exist on the date of this Agreement, whether pursuant to the Chieftain Governing Documents, individual indemnity agreements or otherwise, and such obligations shall survive the Offer and the Second Stage Transaction and shall continue in full force and effect in accordance with the terms of the Chieftain Governing Documents, such individual indemnity agreements and other agreements and instruments from the Effective Time until the expiration of the applicable limitations period with respect to any claims against such directors or officers arising out of such acts or omissions.

         (b) For a period of six years following the Effective Time, HOC shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Chieftain (provided that HOC may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that HOC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by Chieftain for such insurance (such 200%) amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, HOC shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

         (c) From and after the Effective Time, to the fullest extent permitted by law, Chieftain, Offeror or the surviving or continuing corporation in the Second Stage Transaction shall indemnify, defend and hold harmless the present and former officers and directors of Chieftain and its subsidiaries and any employee of Chieftain or its subsidiaries who acts as a fiduciary under any benefit plan established by Chieftain or any subsidiary (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the time when the Second Stage Transaction is completed in connection with such Indemnified Party's duties as an officer or director of Chieftain or any of its subsidiaries, including in respect to this Agreement, the Offer, the Second Stage Transaction and the other transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 12.3(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement,
                  (ii) criminal conduct or (iii) any violation of Securities
                  Laws.

12.4     ASSIGNMENT

         Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Offeror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of HOC.

12.5     EXPENSES

         All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated.

12.6     SEVERABILITY

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.7     HOC GUARANTEE

         Except for the obligations arising under Section 12.3, HOC hereby unconditionally and irrevocably guarantees the performance of all covenants and obligations of Offeror and any assignee under Section 12.4 in this Agreement. HOC waives diligence, presentment, demand of payment, any right to require proceeding first against Offeror and any assignee under Section 12.4, protest notice and all demands whatsoever. HOC agrees that its guarantee will not be discharged except by complete performance of the covenants and obligations of Offeror under this Agreement or any assignee under Section 12.4.

12.8     COUNTERPART EXECUTION

         This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

12.9     ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 12.3, which is intended to be for the benefit of the persons covered thereby and may be enforced by such person.

                  [Signature Page - Pre-Acquisition Agreement]

         IN WITNESS WHEREOF, HOC, Offeror and Chieftain have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                            CHIEFTAIN INTERNATIONAL, INC.


                            By: /s/ S.A. MILNER
                                  ----------------------------------------------
                            Name: S.A. Milner
                                  ----------------------------------------------
                            Title: President & CEO
                                  ----------------------------------------------

                            HUNT OIL COMPANY



                            By: /s/ CRAIG GLICK
                                  ----------------------------------------------
                            Name: Craig Glick
                                  ----------------------------------------------
                            Title: Senior Vice President -- Business Development
                                  ----------------------------------------------



                            HUNT OIL CANADIAN ACQUISITION III
                            CORPORATION


                            By: /s/  CRAIG GLICK
                                  ----------------------------------------------
                            Name: Craig Glick
                                  ----------------------------------------------
                            Title: Senior Vice President
                                  ----------------------------------------------

                                   SCHEDULE A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other term of the Offer or this Agreement, Offeror shall not be required to accept for payment, take up, purchase or, subject to Securities Laws or any applicable rules and regulations of the SEC, (relating to Offeror's obligations to pay for or return tendered Chieftain Shares promptly after the termination or withdrawal of the Offer), to pay for any Chieftain Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the Expiry Time that number of Chieftain Shares which would represent at least 66 2/3% of the outstanding Chieftain Shares (calculated on a diluted basis) (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of the Chieftain Shares pursuant to the Offer shall have expired or been terminated and (iii) the Director of Investigation and Research (the "Director") appointed under the Competition Act (Canada) shall have issued an advance ruling certificate under
Section 102 of the Competition Act (Canada) in respect of the business combination transaction contemplated by the Offer, or the applicable waiting period under Section 123 of the Competition Act (Canada) shall have expired without the Director having given notice that he intends to make an application to the Competition Tribunal for an order under Section 92 of the Competition Act (Canada) in respect of the business combination transaction contemplated by the Offer; and no proceeding shall be taken or threatened under the merger provisions of Part VIII or under Section 45 of the Competition Act (Canada) in respect of the Offer. Furthermore, notwithstanding any other term of the Offer or this Agreement, Offeror shall not be required to commence the Offer, accept for payment or, subject as aforesaid, pay for any Chieftain Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, without the consent of Chieftain if, at any time on or after the date of this Agreement and before the otherwise scheduled expiration date for the Offer, any of the following conditions exists:

         (a) there shall be threatened or pending any suit, action or proceeding by any Government Authority or person, (i) challenging the acquisition by HOC or Offeror of any Chieftain Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Second Stage Transaction, or seeking to obtain from Chieftain, HOC or Offeror any damages that are material in relation to Chieftain and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by Chieftain, HOC or any of their respective subsidiaries of any material portion of the business or assets of Chieftain and its subsidiaries or HOC and its subsidiaries, or to compel Chieftain, HOC or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Chieftain and its subsidiaries or HOC and its subsidiaries, as a result of the Offer or the Second Stage Transaction, (iii) seeking to impose limitations on the ability of HOC or Offeror to acquire or hold, or exercise full rights of ownership of, any Chieftain Shares, including the right to vote the Chieftain Shares purchased by it on all matters properly presented to the shareholders of Chieftain or (iv) seeking to prohibit HOC or any of its subsidiaries from effectively controlling in any material respect the business or operations of Chieftain and its subsidiaries;

         (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) HOC, Chieftain or any of their respective subsidiaries or (ii) the Offer, the Second Stage Transaction by any Government Authority that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

         (c) since March 31, 2001, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect;

         (d) if there has been a breach of any representation or warranty (when made or at such time, except to the extent it relates to a particular date) on the part of Chieftain (provided that any representation or warranty of Chieftain contained herein that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Chieftain) except for such breaches that could not, individually or in the aggregate with any other breaches on the part of Chieftain, have a Material Adverse Effect on Chieftain;

         (e) Chieftain shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Chieftain to be performed or complied with by it under this Agreement (provided that any covenant or agreement of Chieftain contained herein the performance of which is subject to a "materiality", "Material Adverse Effect" or similar qualification shall not (except as otherwise provided in this clause (e)) be so qualified for purposes of determining the existence of any nonperformance thereof on the part of Chieftain);

         (f) if there is outstanding any regulatory approvals or regulatory consents (including, without limitation, those required under the Investment Canada Act and those of any stock exchanges or other securities or regulatory authorities) the obtaining of which is considered by Offeror as being necessary to complete the Offer;

         (g) there shall have occurred any actual or threatened change of any nature whatsoever (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of Offeror, directly or indirectly, has or may have material adverse significance with respect to the business or operations of Chieftain or its subsidiaries taken as a whole, or with respect to the regulatory regime applicable to their business and operations or with respect to completing any compulsory acquisition or subsequent acquisition transaction;

         (h) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States or Canadian national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada,
                  (iv) any limitation (whether or not mandatory) by any United States or Canadian governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing as of the date of the Offer, a material acceleration or worsening thereof;

         (i) all of the outstanding options to purchase Chieftain Shares shall not have been either exercised, surrendered or terminated or otherwise are subject to an Option Release;

         (j) Section 2.5 of the Agreement shall have been breached in any manner, any person shall have become an "Acquiring Person" as defined in the Chieftain Rights Plan or the "Separation Time" as defined in the Chieftain Rights Plan shall have occurred;

         (k) this Agreement shall have been terminated in accordance with its terms;

         (l) HOC shall not have received an opinion, addressed jointly to it and to Chieftain, from Cravath, Swaine & Moore (or other recognized United States tax counsel reasonably acceptable to
                  HOC) or other evidence from Chieftain reasonably satisfactory to HOC in its sole judgement to the effect that no Taxes will be imposed on Chieftain, Chieftain International (U.S.) Inc., Chieftain International Funding Corp. or any affiliates of any of the foregoing as a result of (i) the Conditional Pref. Conversion, (ii) the deemed or actual conversion of the Funding Preferred Shares into Chieftain Shares, or (iii) the tender and purchase of Chieftain Shares that are, or are to be, issued pursuant to the Conditional Pref. Conversion; or

         (m) an event shall have occurred that has resulted in an adjustment to the "conversion price" under the terms of the Funding Preferred Shares.

                                   SCHEDULE B

                               OPTIONS OUTSTANDING

                          CHIEFTAIN INTERNATIONAL, INC.

                            SHARE OPTIONS OUTSTANDING

The following table lists all share options outstanding as of March 31, 2001

-------------------------------------------------------------------------------
             Share Option            Share Options          Proceeds from
                 Price                Outstanding             Exercise
-------------------------------------------------------------------------------
                                                                (000s)
               $11.430               $    39,000            $    445,770
                13.500                   114,167               1,541,255
                13.630                   198,502               2,705,582
                15.250                    55,000                 838,750
                15.375                   180,000               2,779,800
                18.000                    25,000                 450,000
                18.310                    15,000                 274,650
                19.000                    66,000               1,254,000
                20.250                   228,000               4,617,000
                20.875                    23,334                 487,097
                20.940                     5,000                 104,700
                21.320                   191,768               4,088,494
                22.500                    11,000                 247,500
                23.000                    40,000                 920,000
                23.750                    13,000                 308,750
                                     -----------            ------------
         TOTAL                         1,205,571            $ 21,063,348
                                     ===========            ============
-------------------------------------------------------------------------------

                                   SCHEDULE C

                              FORM OF PRESS RELEASE

                                  PRESS RELEASE

                       HUNT OIL COMPANY AGREES TO ACQUIRE
             CHIEFTAIN INTERNATIONAL, INC. FOR U.S. $29.00 PER SHARE


         DALLAS, TEXAS (JUNE 19, 2001)--Hunt Oil Company of Dallas, Texas, and Chieftain International, Inc. of Edmonton, Alberta, announced today that they have entered into a definitive agreement under which a wholly-owned Canadian subsidiary of Hunt Oil will make an offer to pay U.S. $29.00 per share for all of the common shares of Chieftain, including shares issuable on the exercise of outstanding stock options and on the conversion of the outstanding preferred shares of Chieftain's subsidiary, Chieftain International Funding Corp. The offer will be mailed as soon as practicable and will expire 35 days after mailing. It will be subject to the deposit under the offer of at least 66 2/3% of the shares of Chieftain on a fully-diluted basis, all necessary regulatory approvals and other customary conditions. The value of the offer, assuming all shares are purchased on a fully-diluted basis, is approximately U.S. $600 million (approximately Cdn. $915 million).

         The directors of Chieftain have received an opinion from CIBC World Markets Inc., its financial advisor, that the consideration under the offer is fair, from a financial point of view, to Chieftain's shareholders.

         The offer has the unanimous support of the board of directors of Chieftain. Chieftain's board has also resolved to waive the application of Chieftain's shareholder rights plan to the Hunt offer. The agreement provides that Chieftain will pay Hunt Oil a non-completion fee of U.S. $20 million in certain circumstances.

         Ray L. Hunt, the chairman and chief executive of Hunt Oil Company, stated, "We have the highest respect for the officers and directors of Chieftain and the job they have done in terms of building their company over the years. Chieftain's people and operations are first class in every respect. The acquisition of Chieftain is a very positive development for Hunt Oil Company."

         Stanley A. Milner, Chieftain's president and chief executive officer, stated, "This all cash offer at a time of market uncertainty represents a transaction beneficial to the Chieftain shareholders and has been strongly endorsed by our directors. Throughout the negotiations the Hunt organization has recognized the value of Chieftain."

         James B. Jennings, the president of Hunt Oil Company, said, "We are very pleased with this acquisition. Chieftain has historically had great success with the drill bit in one of our core areas of exploration - the Gulf of Mexico. As a result, Chieftain, today, has a high quality portfolio of producing reserves. Further, they have added additional reserves as a result of their exploratory drilling in the first half of 2001. Chieftain also brings with it an outstanding inventory of exploration acreage and prospects. These exploration assets will complement Hunt Oil Company's current efforts in the Gulf of Mexico where we have also had a number of successes over the years."

         Hunt Oil Company has engaged J.P. Morgan Securities Inc. as its financial advisor. J.P. Morgan Securities Inc. and RBC Dominion Securities Inc. will be appointed dealer managers for the offer in the United States and Canada, respectively.

         Privately held and based in Dallas, Texas, Hunt Oil Company is engaged in the exploration, production, refining, marketing and transportation of oil and gas. The company's major areas of operation are in the Gulf Coast area of the United States, the Republic of Yemen, Western Canada and Peru. In Peru, the company is a major participant in the Camisea block, which contains the largest proven reserves of natural gas in South America.

         Chieftain is an independent natural gas and oil exploration and production company active primarily in the U.S. Gulf of Mexico, in southeast Utah and the U.K. sector of the North Sea. Headquartered in Edmonton, Alberta, Chieftain's exploration offices are located in Dallas, Texas, and New Orleans, Louisiana.

         Chieftain's common shares trade on the Toronto Stock Exchange and the American Stock Exchange under the symbol "CID." The preferred shares of Chieftain International Funding Corp., each of which is exchangeable for 1.25 Chieftain common shares, trade on the American Stock Exchange under the symbol "GSS.PR."

         This release contains forward-looking statements that are subject to risk factors associated with the oil and gas business. Chieftain believes that the expectations reflected in these statements are reasonable, but may be affected by a variety of factors including, but not limited to: price fluctuations, currency fluctuations, drilling and production results, imprecision of reserve estimates, loss of market, industry competition, environmental risk, political risks and capital restrictions.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Chieftain. The tender offer will be made pursuant to a tender offer statement and related materials. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement or, as applicable, the directors' circular regarding the tender offer when they become available because they will contain important information. The tender offer statement will be filed by Hunt Oil Company and its acquisition subsidiary, Hunt Oil Canadian Acquisition III Corporation with the Securities and Exchange Commission (the "SEC") and with the Canadian provincial securities regulatory authorities, if required, and solicitations/recommendation statement and the directors' circular will be filed by Chieftain respectively with the SEC and with the Canadian provincial securities regulatory authorities. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Chieftain at the SEC's website, www.sec.gov, and from Chieftain, upon request.


FOR FURTHER INFORMATION CONTACT:

         Jim Oberwetter                     Esther S. Ondrack or Randall P. Boyd
         Hunt Oil Company                   Chieftain International, Inc.
         1445 Ross at Field                 1201 TD Tower
         Dallas, Texas 75202-2785           10088-102 Avenue
         Telephone: (214) 978-8534          Edmonton, Alberta TSJ 2Z1
                                            Telephone: (780) 425-1950

                                   SCHEDULE D


                             FORM OF OPTION RELEASE

                           OPTION SURRENDER AGREEMENT,
                               RELEASE AND WAIVER

               PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

To: Chieftain International, Inc., a corporation incorporated under the laws of the province of Alberta (the "Company"):

I.       AGREEMENT, RELEASE AND WAIVER

         A. THE OFFER. The undersigned acknowledges that pursuant to the Pre-Acquisition Agreement (the "Agreement"), dated as of June 18, 2001, by and among the Company, Hunt Oil Company, a Delaware corporation ("Parent") and Hunt Oil Canadian Acquisition III Corporation, a corporation incorporated under the laws of the province of Alberta (the "Offeror "), the Offeror shall be making a tender offer (the "Offer") for all outstanding shares in the share capital of the Company (the "Shares").

         B.       CANCELLATION OPTION.

                  1. The undersigned is the holder of the number of options (the "Options") set forth on Annex A hereto which have been issued to the undersigned pursuant to the Company's share option plan (the "Share Option Plan"). To the extent that the undersigned is the holder of any Options that have not been surrendered for exercise pursuant to the Share Option Plan prior to the Effective Time (as defined in the Agreement), the undersigned hereby agrees that as of immediately after the Effective Time, all of such Options shall be terminated. In consideration of such termination, the Company shall pay (subject to any applicable withholding taxes) to the undersigned in respect of each such terminated Option an amount (to the extent that such amount is positive) equal to (x) the product of (i) the number of Shares issuable under such terminated Option times (ii) the per share price paid pursuant to the Offer, minus (y) the per Share exercise price under such Option.

                  2. The undersigned also acknowledges that all payments to be made pursuant to this agreement will be paid by check promptly after the Effective Time. The undersigned further acknowledges that the Company is not required to make any payments to the undersigned pursuant to this agreement unless his or her Options are outstanding (whether vested or unvested) at the Effective Time. In addition, the undersigned acknowledges that all payments to be made pursuant to this agreement may be subject to applicable withholding taxes and other similar charges.

                  3. The undersigned, on behalf of himself or herself, and on behalf of all spouses, heirs, predecessors, successors, assigns, representatives or agents of the undersigned (including, without limitation, any trust of which the undersigned is the trustee or which is for the benefit of the undersigned or a member of his or her family), to the greatest extent permitted by law, hereby acknowledges that the payments to be made pursuant to this agreement are in full satisfaction of any and all rights the undersigned may have under the Share Option Plan with respect to Options being surrendered hereby.

         C. FURTHER ASSURANCES. The undersigned, upon request, will execute and deliver any additional documents deemed by the Company to be reasonably necessary or desirable to complete the surrender of the Options surrendered hereby.

         D. EFFECTIVENESS OF SURRENDER. This surrender is irrevocable by the undersigned but will not be effective if the Agreement is terminated in accordance with its terms.

         F. EXERCISE. Nothing herein shall prevent the undersigned from exercising his Options prior to the Effective Time including a Conditional Option Exercise as contemplated by the Agreement.




                                                   -----------------------------

                              SCHEDULE OF OWNERSHIP


                        [TO BE COMPLETED BY THE COMPANY]

                                   SCHEDULE E

                               EXCEPTIONS SCHEDULE

         Subsequent to March 31, 2001, a distribution in the amount of $1.2 million was made in respect of the Chieftain International, Inc. Supplementary Employee Retirement Plan and a distribution of $2.1 million was made in respect of the directors' consulting/retirement agreement program.




                                      E-1